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                                                                 EXHIBIT 10.6(a)


                            TAX ALLOCATION AGREEMENT



         This TAX ALLOCATION AGREEMENT, made this 28th day of April, 1992, between and among Pacific USA Holdings Corp. (hereinafter referred to as "Parent"), Pacific American Homes, Inc., Lifescape Development Corporation, Pacific Southwest Bank, F.S.B. and such of their affiliates, whether presently existing or hereafter acquired, as are or shall be part of the "Group" as hereinafter defined (hereinafter referred to individually as "Subsidiary" and collectively as "Subsidiaries"), for taxable years commencing on and after December 29, 1988.

                                  WITNESSETH:

         WHEREAS, Parent, Subsidiaries, and any other corporation which together with Parent form an affiliated Group (the "Group") within the meaning of Section 1504(a) of the Internal Revenue Code desire to file a consolidated Federal income tax return for the taxable year ending September 30, 1989, and for any subsequent taxable period for which the Group is required or permitted to file a consolidated return; and

         WHEREAS, Parent and Subsidiaries wish to preserve the economic rights and privileges which would accrue to each from the filing of separate Federal income tax returns and, further, wish to set forth their agreement regarding those rights and privileges, in writing.

         NOW, THEREFORE, PARENT AND SUBSIDIARIES HEREBY AGREE AS FOLLOWS:

I.       Consolidated Return

         A. It would be to the mutual advantage to the parties hereto, and could result in smaller Federal income tax being paid by all parties, if a consolidated Federal income tax return is filed which will include any subsidiaries and affiliates of the parties in accordance with the terms of the Internal Revenue Code (the "Code") and related Income Tax Regulations.

         B. Parent and Subsidiaries shall file consents and other documents and take such action as may be necessary to file and to continue to file a consolidated tax return for the group.

         C. Parent and Subsidiaries shall cause any corporation which hereafter becomes an affiliate of any of them and a member of the Group to join in this Agreement.

         D. Parent and Subsidiaries shall maintain, and shall cause any subsidiaries subsequently formed or acquired to maintain, concurrent fiscal years.
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         E.      Parent shall make all elections under the consolidated return regulations or required to be made for the consolidated Group and shall approve all elections made with respect to each member of the Group.

II.      Calculation of Individual Corporate Income Tax Liability

         A. Beginning with the year ended September 30, 1989 and for each tax year thereafter, each member of the Group will calculate its Federal corporate income tax liability as if it were to file a separate Federal income tax return for such period.
                 For purposes of this Agreement, any Subsidiary ("Covered Asset Subsidiaries") of Pacific Southwest Bank, F.S.B. that is a Covered Asset as defined in Section l(q) of the Assistance Agreement dated December 29, 1988 shall be treated as directly owned by Pacific Southwest Bank, F.S.B. and shall be subject to this Agreement. The income, loss and credits of the Covered Asset Subsidiaries shall be taken into consideration in computing Pacific Southwest Bank, F.S.B.'s Federal income tax liability.

         B. In so computing the individual Federal income tax liability of each member of the Group:

                 (1) Except as otherwise provided herein, "separate company taxable income" shall be determined as if Parent and each Subsidiary were filing a separate tax return, and the term will not have the same meaning as set forth in Section 1.1502-12 of the Income Tax Regulations under the Code;

                 (2) Any dividends received by Parent from Subsidiaries, or by one Subsidiary from another, will be assumed to qualify for the 100% dividend received deduction of Code Section 243, or shall be eliminated from such calculation in accordance with Regulation 1.1502-14(a)(1);

                 (3) Gain or loss on intercompany transactions, whether deferred or not, shall be treated by each member of the Group in the manner required by Regulation 1.1502- 13;

                 (4) Limitations on the calculation of a deduction, the utilization of credits, or the calculation of a liability shall be made on a consolidated basis. Accordingly, the limitations provided in Sections 170(b)(2), 172(b)(2), 38(c), 53(a) and similar limitations shall be applied on a consolidated basis;

                 (5) The corporate alternative minimum tax (AMT) imposed in Section 55 and AMT limitations and adjustments provided in Section 56 through 59, shall be determined on a consolidated basis;





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                 (6)      The amounts in each taxable income bracket in the tax
                          table in Code Section 11(b) shall be allocated in any given year to members of the Group as Parent shall elect. such election shall be made on an annual basis and shall be binding upon all parties to this Agreement; and

                 (7) In calculating any carryback or carryover of net operating losses, adjustments shall be made to such prior to subsequent year's separate company tax liability as determined under Code Section 172(b)-(3)(c) shall be made on a separate company basis.

III.     Liability for Tax Payments

         A. Parent will pay the Federal corporation income tax liabilities of the Group for any year in which the Group is required to file consolidated Federal income tax returns.

         B. If any Subsidiary would be subject to Federal corporate income tax if it filed a separate income or franchise tax return, that Subsidiary shall pay to Parent that sum which shall result from the calculations required by Paragraph II., above.

         C. If any Subsidiary would be entitled to a refund of Federal corporate income tax if it filed a separate Federal income tax return, Parent shall pay that Subsidiary that sum which shall result from the calculation required by paragraph II., above. No payments shall be made if currently generated losses or credits of any Subsidiary reduced the current tax liability of the consolidated Group until the Subsidiary can utilize the loss or credits against its separate company taxable income by way of a carryback or carryforward. In the event that a Subsidiary's separate company taxable income is a loss in any given year as calculated under paragraph II, the Subsidiary will first offset this loss against prior years' taxable income. If the loss is greater than prior years' profits, the excess will be carriedforward against future years' taxable income. The tax repayment from Parent to Subsidiary under this paragraph will be calculated on the amount of the loss carried back to prior years, and no further tax will be payable to Parent by the Subsidiary until the losses carried forward are fully utilized against the Subsidiary's future years, income.

         D.      With the exception of payment provided for under subparagraphs
                 B. and C. of this Paragraph III. , neither Parent nor any Subsidiary shall pay or credit any amount to the other hereunder, even though the Federal corporate income tax liability of the Group may have been reduced by reason of the inclusion of a particular Subsidiary as a member of the Group.

         E. Payments to Parent by any Subsidiary must not include any deferred tax liability incurred by the Subsidiary.





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IV.      Method and Time of Payment

         Payments by Parent of consolidated estimated tax for the consolidated Group at the normal Quarterly due dates will be reimbursed by the Subsidiaries at those quarterly due dates. Each Subsidiary shall make/receive these quarterly payments/receipts of estimated tax liability/repayment on account to/from Parent based on the Subsidiary's separate company taxable income calculated under paragraph II., above, as of the close of the appropriate quarter. As soon as the Group's consolidated tax liability for the year is determined, each Subsidiary shall make/receive payment to/from Parent pursuant to paragraph III., above, less amounts already paid for estimated tax.

V.       Adjustment of Tax Liability

         In the event of any adjustment of the tax liability shown on the Federal income or state franchise tax returns of the Group, by reason of the filing of an amended return or claim for refund, or arising out of an audit by a taxing authority, the liability of Parent and any Subsidiary hereunder shall be redetermined after fully giving effect to such adjustment as if such adjustment had been made as part of the original computation.

VI.      Earnings and Profits Ad

         This Agreement is not intended to establish the method by which the earnings and profits of each member of the Group will be determined. Parent reserves the right to elect the method for allocating tax liability for the purposes of determining earnings and profits as set forth in Income Tax Regulations Sections 1.1552-1(a) and 1.1502-33(d).

VII.     Financial Statement Tax Provision

         In consolidated financial statements of Parent and its Subsidiaries, the financial reporting policy for tax provision allocations shall be based upon a separate entity. The difference between the separate tax return basis and the consolidated financial reporting allocation basis shall be charged or credited to Parent's separate tax provision.

VIII.    Successors Assigns

         The provisions and terms of this Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets or otherwise, or any of the parties hereto.





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IX.      New Members

         If, at any time, any other company becomes a member of the Group, the parties hereto agree that such member may become a party to this Agreement by executing a duplicate copy of this Agreement. Unless otherwise specified, such named member shall have all the rights and obligations of a Subsidiary under this Agreement.

X.       Duration

         Unless earlier terminated by mutual agreement of the parties, this Agreement shall remain in effect with respect to any tax year for which consolidated Federal income tax returns are filed by the Group.

         Notwithstanding the termination of this Agreement, its provisions will remain in effect with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated return. The preceding sentence shall not be construed, however, to require a Subsidiary to contribute to consolidated tax liability for any period for which it files a separate return. Allocations of consolidated tax liability shall be made hereunder only for periods covered by a consolidated Federal income tax return.

XI.      General

         All material including, but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the consolidated return shall be made available to any party to this Agreement during regular business hours.

         THIS AGREEMENT contains the entire agreement of the parties and there are no agreement, representations, or warranties not contained herein. This Agreement may not be modified or amended except by written instrument executed with the same formality as this Agreement.





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         IN WITNESS, WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.

PACIFIC USA HOLDINGS CORP.


By:    /s/ BILL C. BRADLEY                                                   Date:    April 28, 1992
      -------------------------------------------------------                        ---------------------------------------------
        Bill C. Bradley                         (Name)
      -----------------------------------------
        CEO                                     (Title)
      -----------------------------------------

PACIFIC SOUTHWEST BANK, F.S.B.


By:   /s/ JAMES B. GARDNER                                                   Date:     April 28, 1992
      -------------------------------------------------------                        ---------------------------------------------
        James B. Gardner                        (Name)
      -----------------------------------------
        President and CEO                       (Title)
      -----------------------------------------



PACIFIC AMERICAN HOMES, INC.



By:    /s/ COLEMAN BRADLEY                                                   Date:    May 21, 1992
      -------------------------------------------------------                        ---------------------------------------------
       Coleman Bradley                          (Name)
      -----------------------------------------
       President                                (Title)
      -----------------------------------------


LIFESCAPE DEVELOPMENT CORPORATION


By:   /s/ COLEMAN BRADLEY                                                    Date:    May 21, 1992
      -------------------------------------------------------                        ---------------------------------------------
       Coleman Bradley                          (Name)
      -----------------------------------------
       President                                (Title)
      -----------------------------------------

NEWMARK HOMES CORP.

By:                                                                          Date:
      -------------------------------------------------------                        ---------------------------------------------
                                                (Name)
      -----------------------------------------
                                                (Title)
      -----------------------------------------





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